SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]       Filed by a Party other than the Registrant [ ]

Check the appropriate box:

 [ ] Preliminary Proxy Statement
 [x] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to S. 240.14a-11(c) or S. 240.14a-12
 [ ] Confidential for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

                            MFS CHARTER INCOME TRUST
                (Name of Registrant as Specified in its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

 [x] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF TRUSTEES OF
                           MFS((R)) CHARTER INCOME TRUST
         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 26, 1995

The undersigned hereby appoints JAMES R. BORDEWICK, JR., A. KEITH BRODKIN, STEPHEN E. CAVAN and W. THOMAS LONDON, and each of them, proxies with several powers of substitution, to vote for the undersigned at the 1995 Annual Meeting of Shareholders of MFS CHARTER INCOME TRUST, to be held at 500 Boylston Street, Boston, Massachusetts, on Thursday, October 26, 1995, notice of which meeting and the Proxy Statement accompanying the same have been received by the undersigned, or at any adjournment thereof, upon the following matters as described in the Notice of Meeting and accompanying Proxy Statement:

1. ELECTION OF TRUSTEES.
   Nominees: Sir J. David Gibbons and Walter E. Robb, III.
   [ ] VOTE FOR all nominees listed,        [ ] VOTE WITHHELD from all nominees.
       except as marked to the contrary
       above (if any).
  (TO WITHHOLD YOUR VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S
                                   NAME ABOVE)

2. Conversion of the Trust from a closed-end fund to an open-end fund. FOR [ ] AGAINST [ ] ABSTAIN [ ]

3. RATIFICATION OR REJECTION OF SELECTION OF ACCOUNTANTS. FOR [ ] AGAINST [ ] ABSTAIN [ ]
                    (TO BE DATED AND SIGNED ON REVERSE SIDE)
ACCOUNT NUMBER                 NUMBER OF SHARES                 PROXY NUMBER

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. ALL PROPOSALS (SET FORTH ON THE REVERSE OF THIS PROXY CARD) HAVE BEEN PROPOSED BY THE BOARD OF TRUSTEES. IF NO DIRECTION IS GIVEN ON PROPOSALS 1 AND 3, THIS PROXY CARD WILL BE VOTED 'FOR' THE NOMINEES AND 'FOR' ITEM 3. IF NO DIRECTION IS GIVEN ON PROPOSAL 2, THIS PROXY CARD WILL BE VOTED 'AGAINST' THIS ITEM. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTER.

                                      Dated ______________________________, 1995
                                               (PLEASE DATE THIS PROXY)
                                      __________________________________________
                                                     (SIGNATURE)
                                      __________________________________________
                                                     (SIGNATURE)
                                      PLEASE SIGN THIS PROXY EXACTLY AS YOUR
                                      NAME OR NAMES APPEAR AT LEFT. JOINT OWNERS
                                      SHOULD EACH SIGN PERSONALLY. TRUSTEES AND
                                      OTHER FIDUCIARIES SHOULD INDICATE THE
                                      CAPACITY IN WHICH THEY SIGN, AND WHERE
                                      MORE THAN ONE NAME APPEARS, A MAJORITY
                                      MUST SIGN. IF A CORPORATION, THIS
                                      SIGNATURE SHOULD BE THAT OF AN AUTHORIZED
                                      OFFICER WHO SHOULD STATE HIS OR HER TITLE.

                                      ------------------------------------------
                                       PLEASE VOTE AND SIGN AND RETURN PROMPTLY
                                                IN ENCLOSED ENVELOPE.
                                      ------------------------------------------
                                        PLEASE DO NOT FOLD, STAPLE OR MUTILATE
                    P
                    R
                    O
                    X
                    Y

                         MFS((R)) CHARTER INCOME TRUST

Dear Shareholder,

The enclosed proxy statement for MFS Charter Income Trust contains information regarding

ITEM 1. election of Trustees,

ITEM 2. approval of a proposal relating to converting the Trust from a closed-end fund to an open-end fund.

ITEM 3. ratification of the Trust's selection of accountants.

As outlined in the proxy statement, your Board of Trustees, including the independent Trustees who are unaffiliated with MFS, the Trust's investment adviser, unanimously recommend that shareholders vote

(bullet) for the election of the Trustees (Item 1),

(bullet) against open-ending the Trust (Item 2), and

(bullet) for ratification of the selection of the Trust's accountants (Item 3).

The Trustees' recommendations are now subject to review by you and your fellow shareholders at the Annual Meeting of Shareholders of the Trust in Boston on October 26, 1995 at 9:30 a.m. Even if you cannot attend the Annual Meeting, it is very important that you complete, sign, and return the enclosed proxy card. Your prompt response will help save your Trust the expense of additional solicitation.

Should you have any questions, we invite you to call the MFS Service Center toll free, 1-800-637-2304 between 8 a.m. and 8 p.m.

Respectfully,

/s/ A. Keith Brodkin

A. Keith Brodkin
Chairman of the Board of Trustees

                         MFS((R)) CHARTER INCOME TRUST
                500 Boylston Street, Boston, Massachusetts 02116

                Notice of the 1995 Annual Meeting of Shareholders
                         To be held on October 26, 1995

The 1995 Annual Meeting of Shareholders of MFS Charter Income Trust (the "Trust") will be held at 500 Boylston Street, Boston, Massachusetts, at 9:30 a.m. on Thursday, October 26, 1995, for the following purposes:

ITEM 1. To elect Sir J. David Gibbons and Walter E. Robb, III as Trustees of the Trust.

ITEM 2. To consider whether to approve the conversion of the Trust from a closed-end fund to an open-end fund.

ITEM 3. To ratify or reject the selection of Ernst & Young LLP as the independent public accountants to be employed by the Trust for the fiscal year ending November 30, 1995.

ITEM 4. To transact such other business as may come before the Meeting and any adjournments thereof.

            YOUR TRUSTEES RECOMMEND THAT YOU VOTE AGAINST ITEM 2 AND
                           IN FAVOR OF ITEMS 1 AND 3.

Only shareholders of record on August 28, 1995 will be entitled to vote at the Annual Meeting of Shareholders.

                                           STEPHEN E. CAVAN, Secretary and Clerk

September 8, 1995

YOUR VOTE IS IMPORTANT. WE WOULD APPRECIATE YOUR PROMPTLY VOTING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY, WHICH WILL HELP IN AVOIDING THE ADDITIONAL EXPENSE OF A SECOND SOLICITATION. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND IS PROVIDED FOR YOUR CONVENIENCE.

                         MFS((R)) CHARTER INCOME TRUST
                                 Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Trustees of MFS(R) Charter Income Trust (the "Trust") to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at 9:30 a.m. on Thursday, October 26, 1995 at 500 Boylston Street, Boston, Massachusetts, for the purposes set forth in the accompanying Notice. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked prior to its exercise by a signed writing filed with the proxy tabulation agent, State Street Bank and Trust Company, P.O. Box 592, Boston, Massachusetts 02102 or delivered at the Meeting. On August 28, 1995, there were outstanding 74,877,239.398 shares of the Trust. Shareholders of record at the close of business on August 28, 1995 will be entitled to one vote for each share held.

The mailing address of the Trust is 500 Boylston Street, Boston, Massachusetts 02116. Solicitation of proxies is being made by the mailing of this Notice and Proxy Statement with its enclosures on or about September 8, 1995. A copy of the Trust's Annual Report and its most recent Semi-Annual Report succeeding the Annual Report may be obtained without charge by contacting MFS Service Center, Inc., the Trust's transfer and shareholder servicing agent (the "Shareholder Servicing Agent"), P.O. Box 9024, Boston, MA 02205-9824, or by telephone toll-free at (800) 637-2304.

ITEM 1--ELECTION OF TRUSTEES
     Under the provisions of the Trust's Declaration of Trust, the Trustees are divided into three classes, each having a term of three years. It is intended that proxies not limited to the contrary will be voted in favor of Sir J. David Gibbons and Walter E. Robb, III, as Trustees of the class whose term will expire at the 1998 annual meeting of shareholders (or special meeting in lieu thereof). These individuals are currently Trustees of the Trust.

     The following table presents certain information regarding the Trustees of the Trust, including their principal occupations, which, unless specific dates are shown, are of more than five years duration, although the titles may not have been the same throughout. An asterisk beside a Trustee's name indicates that he is an "interested person", as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), of the Trust's investment adviser and that he has been affiliated with the investment adviser for more than five years.

                                                                                       Shares of
Name, Age, Position with Trust,                          First                        Trust Owned
Principal Occupation and                                 Became        Term        Beneficially as of       Percent
Other Directorships((1))                               a Trustee     Expiring     August 23, 1995((2))   of Class((3))
---------------------------------------------------     ----------    ---------  --------------------    -------------
A. KEITH BRODKIN*, 60, Chairman, President and
  Trustee; Massachusetts Financial Services
  Company, Chairman, Chief Executive Officer and
  Chief Investment Officer.                               1989         1997            2,240.143            .0030%



                                                                                       Shares of
Name, Age, Position with Trust,                          First                        Trust Owned
Principal Occupation and                                 Became        Term        Beneficially as of       Percent
Other Directorships((1))                               a Trustee     Expiring     August 23, 1995((2))   of Class((3))
---------------------------------------------------      --------      -------      ------------------     -----------
RICHARD B. BAILEY*, 68, Trustee; Private Investor;
  Massachusetts Financial Services Company, former
  Chairman and Director (prior to September 1991);
  Cambridge Bancorp, Director; Cambridge Trust
  Company, Director.                                      1993         1996                    0                0%
MARSHALL N. COHAN, 68, Trustee; Private Investor.         1993         1996                    0                0%
LAWRENCE H. COHN, M.D., 58, Trustee; Brigham and
  Women's Hospital, Chief of Cardiac Surgery;
  Harvard Medical School, Professor of Surgery.           1989         1997              880.266            .0018%
THE HON. SIR J. DAVID GIBBONS, KBE, 68, Trustee;
  Edmund Gibbons Limited, Chief Executive Officer;
  The Bank of N.T. Butterfield & Son Ltd.,
  Chairman.                                               1993         1995                    0                0%
ABBY M. O'NEILL, 67, Trustee; Private Investor;
  Rockefeller Financial Services, Inc. (investment
  advisers), Director.                                    1993         1997                    0                0%
WALTER E. ROBB, III, 69, Trustee; Benchmark
  Advisors, Inc. (corporate financial consultants),
  President and Treasurer; Landmark Funds, (mutual
  funds), Trustee.                                        1993         1995              365.521            .0005%
Arnold D. Scott*, 52, Trustee; Massachusetts
  Financial Services Company, Senior Executive Vice
  President, Director and Secretary.                      1993         1997                  250            .0003%
Jeffrey L. Shames*, 40, Trustee; Massachusetts
  Financial Services Company, President and
  Director.                                               1993         1997                    0                0%
J. DALE SHERRATT, 56, Trustee; Insight Resources,
  Inc. (acquisition planning specialists),
  President; Health Industry Manufacturers
  Association, Director.                                  1989         1996            3,489.662            .0047%
WARD SMITH, 64, Trustee; NACCO Industries (holding
  company), Chairman and Director (prior to June
  1994); Sunstrand Corporation (diversified
  mechanical manufacturer), Director; Society
  Corporation (bank holding company), Director
  (prior to April 1992); Society National Bank
  (commercial bank), Director (prior to April
  1992).                                                  1993         1997                    0                0%
All Trustees and officers as a group                                                   8,225.592             .011%

(1) Directorships or trusteeships of companies required to report to the Securities and Exchange Commission (the "SEC") (i.e., "public companies").

(2) Numbers are approximate and include, where applicable, shares owned by a Trustee's or officer's spouse or minor children or shares which were otherwise reported by the Trustee or officer as "beneficially owned" in light of pertinent SEC rules.

(3) Percentage of shares outstanding on August 23, 1995. All shares are held with sole voting and investment power, except to the extent that such powers may be shared by a family member or a trustee of a family trust.

     All Trustees serve as Trustees of 36 funds within the MFS fund complex advised by Massachusetts Financial Services Company ("MFS" or the "Adviser"), investment adviser to the Trust. Mr. Bailey and Mr. Brodkin, who serve as Trustees of 56 funds and 72 funds, respectively, within the MFS fund complex, are also directors of Sun Life Assurance Company of Canada (U.S.) ("Sun Life of Canada (U.S.)"), the corporate parent of MFS. Messrs. Brodkin, Scott and Shames are "interested persons" of MFS because each person is an officer and director of MFS. Mr. Bailey is considered an "interested person" of MFS because he is a director of Sun Life of Canada (U.S.).

     The Trust pays each Trustee who is not an officer of MFS a fee of $9,000 per year, plus $500 per meeting and committee meeting attended, together with such Trustee's actual out-of-pocket expenses relating to attendance at meetings. In addition, each Trustee, other than Messrs. Brodkin, Scott and Shames, will be entitled to receive certain benefits pursuant to the Trust's retirement plan. Under this plan, each such Trustee (or his beneficiaries) will be entitled to receive an annual retirement or death benefit in an amount of up to 50% of such Trustee's average annual compensation, depending on the Trustee's length of service. Set forth in Appendix A hereto is certain information concerning the cash compensation paid to non-interested Trustees and Mr. Bailey and benefits accrued, and estimated benefits payable, under the retirement plan.

     The Board of Trustees of the Trust met 9 times during its last fiscal year. The Board has a standing Audit Committee, composed of Messrs. Cohan, Robb, Sherratt and Smith to review the internal and external accounting and auditing procedures of the Trust and, among other things, to consider the selection of independent public accountants for the Trust, to approve all significant services proposed to be performed by its independent public accountants and to consider the possible effect of such services on their independence. The Audit Committee met 4 times during the Trust's last fiscal year. In addition, the Board has created a standing Nominating Committee, composed of Ms. O'Neill and Messrs. Cohan, Cohn, Gibbons, Robb, Sherratt and Smith, who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust or the Adviser, to meet as necessary and recommend to the Board nominees for election as Trustees of the Trust. The Nominating Committee did not meet during the Trust's last fiscal year. The Nominating Committee has not adopted a policy regarding shareholder recommendations as to nominees.

     Section 16(a) of the Securities Exchange Act of 1934 requires Trustees, directors and certain officers of the Trust and MFS, and persons who own more than ten percent of the Trust's shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. The Trust believes that during the fiscal year ended November 30, 1994 all such persons complied with all such filing requirements.

Required Vote. Approval of this matter as to any nominee will require the affirmative vote of a plurality of the Trust's outstanding shares voting at the Meeting in person or by proxy.

ITEM 2--CONVERSION OF THE TRUST FROM A CLOSED-END FUND TO AN OPEN-END FUND.

BACKGROUND
     The Trust is registered as a closed-end investment company under the 1940 Act and has operated as a closed-end fund since its inception in 1989.

     As stated in the Trust's Prospectus relating to its initial public offering in 1989, if the Trust's shares trade at an average discount from net asset value of more than 10% for the twelve weeks preceding the beginning of the third calendar quarter of 1994, the Trust will be required to submit to its shareholders at the 1995 Annual Meeting of Shareholders a proposal to convert the Trust to an open-end investment company. The Trust's shares traded at an average discount of 10.95% during this period and, therefore, this item is being submitted at the Meeting in accordance with that requirement.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS ITEM FOR THE REASONS SET FORTH BELOW.

RECOMMENDATION OF TRUSTEES
     The Board of Trustees continually reviews the operations of the Trust in order to serve the best interests of its shareholders. It has considered and will continue to consider the appropriateness of the Trust remaining a closed-end investment company, including a variety of alternative means of dealing with the discount. The Board of Trustees does not believe that it would be in the best interests of shareholders to convert the Trust to open-end status at this particular time. Conversion would eliminate the trading market in the shares and provide each shareholder with a continuing opportunity to redeem his shares at net asset value. However, for the reasons discussed herein the Board of Trustees unanimously recommends that shareholders vote AGAINST this item.

     The issue of the conversion of the Trust to an open-end fund was recently considered by the Trust's shareholders. In 1994, a shareholder proposal recommending that the Board of Trustees consider converting the Trust from a closed-end fund to an open-end fund was included in the Trust's proxy statement. This shareholder proposal, which the Board of Trustees unanimously recommended shareholders vote against, was defeated by a wide margin. The item received the approval of approximately 15.7% of the Trust's outstanding shares. The Board of Trustees believes that the factors considered by the Trustees in recommending that shareholders vote against the shareholder proposal in 1994 continue to remain valid today.

     The Trust's shares, as a closed-end fund, are bought and sold in the securities markets at prevailing prices, which may be equal to, less than, or more than net asset value. The Trust's shares generally traded at discounts from net asset value during 1990 and beginning in late 1992 through the present, which were as high as 16.9%. The Trust's shares generally traded at premiums during 1989 and during certain periods in 1991 and 1992, which were as high as 8.8%. As of August 30, 1995, the Trust's shares were trading at a discount of approximately 11.6%.

     Although shares of the Trust and many other closed-end fixed income funds with similar investment objectives as the Trust have sold at a discount from net asset value in the market, such funds have certain advantages which presumably were among the reasons that caused the Trust's shareholders to invest in the Trust, as described below.

     Most importantly, the investment adviser of a closed-end fund is free to manage the fund for long-term performance because the fund generally has a fixed amount of capital and can be managed without having to give consideration to cash in-flows and out-flows from continuous sales or redemptions of its shares, as described under "Differences Between Open-End and Closed-End Investment Companies--Fluctuation of Capital" and "--Portfolio Management" below. Open-end funds must maintain sufficient cash reserves to provide for shareholder redemptions in uncertain amounts while closed-end funds can remain almost fully invested. Furthermore, it is widely believed that more redemptions occur near market bottoms, which often are good times to invest and are not good times to sell portfolio securities at depressed prices as described under "Impact of Conversion on the Trust--Portfolio Management" below. Conversely, more new money tends to be invested in open-end funds near market peaks, which are generally not good times for funds to invest. These factors have a tendency to increase investment volatility. Closed-end investment companies like the Trust, on the other hand, are able to maintain their investment strategy during these peaks and troughs without their portfolio managers being forced to invest new money or liquidate portfolio holdings at times when sound investment practice could dictate otherwise and without generating unnecessary portfolio turnover and brokerage expenses.

     There are additional costs and disadvantages associated with converting to and operating as an open-end fund which the Board of Trustees believes outweigh the potential benefits. Conversion could be followed by redemptions in volume which in turn could lead to forced realization of unrealized capital gains, if any, with resulting unfavorable tax consequences to some shareholders, as described under "Impact of Conversion on the Trust--Recognition of Capital Gains; Qualification as a Regulated Investment Company." Conversion would probably increase the Trust's total operating costs and operating costs per share as continuous sales and redemptions would probably result in increased transaction costs to the Trust in connection with investing new money and meeting redemption requests, as described under "Impact of Conversion on the Trust--Potential Increase in Expense Ratio." Further, the Trust's listing on the New York Stock Exchange would be lost automatically, as described under "Differences Between Open-End and Closed-End Investment Companies--New York Stock Exchange Listing and Fees."

     The Board of Trustees does not believe that eliminating any current discount or the possibility of the Trust's shares trading at a discount in the future justifies the changes to the Trust's portfolio management and operations (see "Impact of Conversion on the Trust--Portfolio Management" below), the risk of reduced size (see "Differences Between Open-End and Closed-End Investment Companies--Raising Capital; Potential Net Redemptions" below), the potential adverse effect on its investment performance that conversion would entail and the additional costs and disadvantages of conversion, as discussed herein. Although conversion of the Trust to an open-end fund would eliminate the discount and permit shareholders to redeem their shares at net asset value, it also would preclude the possibility that the Trust's shares would trade at a premium.

     The Board of Trustees over the years has implemented a number of programs intended to minimize the discount problem without impairing the Trust's closed-end format and the benefits it derives therefrom and has requested periodic reports from the Adviser concerning a variety of alternatives to deal with the discount. These programs have included periodically repurchasing the Trust's shares, improved shareholder and market communication and meetings with securities analysts and market professionals to raise their awareness of the Trust. Meanwhile, discounts do permit investors to purchase significantly more than a dollar of net assets to work for them for every dollar invested. In November, 1994 the Board of Trustees authorized the repurchase of up to 20% of the Trust's outstanding shares when the shares trade at a discount to their net asset value. The discount at the commencement of the share repurchase program was 13.4% and was 11.5% at August 25, 1995. While many factors contribute to whether a fund's shares trade at a premium or discount to net asset value, the Trustees believe that the share repurchase program has been a positive factor in reducing the discount and providing increased value to current shareholders.

     As described under "Measures to be Adopted if the Trust Becomes an Open-End Fund--Redemption Fee" below, if shareholders vote to convert the Trust to an open-end fund, the Board of Trustees, for an initial period of nine months from conversion, would cause the Trust to impose a 1.5% fee, payable to the Trust, on all redemptions.

DIFFERENCES BETWEEN OPEN-END AND CLOSED-END INVESTMENT COMPANIES
     Some of the legal, operational and practical differences between closed-end investment companies and open-end investment companies are as follows:

     FLUCTUATION OF CAPITAL. The Trust is currently a "closed-end" investment company registered as such under the 1940 Act. Closed-end investment companies neither redeem their outstanding shares nor engage in the continuous sale of new shares, and thus operate with a relatively fixed capitalization. Shares of closed-end investment companies normally trade in securities markets; for example, the Trust's shares are traded on the New York Stock Exchange ("NYSE").

     In contrast, open-end investment companies, commonly referred to as "mutual funds," issue redeemable securities. The holders of redeemable securities have the right to surrender those securities to the mutual fund and obtain in return their proportionate share of the value of the fund's net assets (less any redemption fee charged by the fund or contingent deferred sales charge imposed by the fund's distributor). Most mutual funds also continuously sell new shares to investors based on the fund's net asset value at the time of such issuance. Accordingly, an open-end fund may experience continuing inflows and outflows of cash depending on whether it experiences net sales or net redemptions of its shares.

     PORTFOLIO MANAGEMENT. Unlike open-end funds, closed-end investment companies are not subject to pressure to sell portfolio securities at disadvantageous times or prices in order to satisfy shareholders' requests for redemptions. Because closed-end funds therefore can be more fully invested than open-end funds, closed-end funds may invest with a greater emphasis on longer term considerations. In addition, in the case of a fixed income fund such as the Trust, the ability to be more fully invested means that a larger portion of the Trust's portfolio is generating the income and gains to be used by the Trust to pay periodic dividends and distributions to its shareholders.

     CASH AND CASH EQUIVALENTS. Because closed-end investment companies do not have to meet redemptions, their cash reserves can be substantial or minimal, depending primarily on the management's perception of market conditions. Most open-end funds maintain reserves of cash or cash equivalents in order to meet net redemptions as they may arise. The larger reserves of cash or cash equivalents required to operate prudently as an open-end fund when net redemptions are anticipated could reduce the Trust's investment flexibility, the scope of its investment opportunities and the income earning potential of its investment portfolio.

     REDEEMABILITY OF SHARES; ELIMINATION OF DISCOUNT AND PREMIUM. Open-end funds are required to redeem their shares at a price based on their then-current net asset value on no more than seven days' notice (except during periods that the NYSE is closed or trading thereon is restricted, or as redemptions may otherwise be suspended in an emergency as permitted by the 1940 Act). The open-end fund structure thus precludes the possibility of the mutual fund's shares trading at a discount from, or a premium to, net asset value.

     RAISING CAPITAL; POTENTIAL NET REDEMPTIONS. A closed-end fund trading at a discount may not be able to raise capital through share sales when it believes further investment would be advantageous because the 1940 Act restricts the ability of a closed-end fund to sell its shares at a price below net asset value, except in rights offerings to existing shareholders, in payment of distributions and in certain other limited circumstances. Open-end funds, on the other hand, are priced at net asset value and therefore can sell additional shares at any time. While the Trust's Board of Trustees has not decided whether the Trust would sell additional shares in the event of its conversion to an open-end fund, shares of substantially all of the funds in the MFS Family of Funds (which consists of approximately 50 separate portfolios) are continuously offered for sale. The ability of an open-end fund to raise new money may achieve greater economies of scale and improve investment management. Nevertheless, open-ending could result in immediate redemptions and hence a reduction in the size of the Trust, although this result could also be fully offset (or more than offset) by new sales of the Trust's shares (if offered for sale), by reinvestment of dividends and capital gains distributions in shares of the Trust and by imposition of the proposed temporary 1.5% redemption fee described under "Measures to be Adopted in the Event the Trust Becomes an Open-End Investment Company--Redemption Fee" below. If the value of the new shares sold exceeds the value of shares redeemed, the Trust should experience an increase in assets; however, a decreased asset base would produce less income than at present and the ratio of operating expenses to income would increase if the Trust experienced net redemptions. Significant net redemptions could render the Trust an uneconomical venture by virtue of its diminished size. Also, in the event temporary investments and borrowings are exhausted, the result of meeting net redemptions may be that the more liquid securities will be sold, leaving the open-end fund with the less-liquid, lower-grade securities and, accordingly (in the absence of new net sales), less able to accommodate subsequent redemptions.

     UNDERWRITING COSTS; BROKERAGE COMMISSIONS OR SALES CHARGES ON PURCHASES AND SALES. Open-end investment companies typically seek to sell new shares on a continuous basis in order to offset redemptions and avoid shrinkage in size as well as possibly to increase size. Shares of "load" open-end investment companies are normally offered and sold through a principal underwriter which deducts a sales charge from the purchase price at the time of purchase or from the redemption proceeds at the time of redemption, or receives a distribution fee paid out of the assets of the fund, or both, to compensate it and broker-dealer firms selling shares of the fund to their customers for sales and marketing services, while shares of "no-load" open-end investment companies are sold at net asset value, without a sales charge, with the fund's investment adviser or an affiliate normally bearing the cost of sales and marketing from its own resources. Open-end funds offered in the MFS Family of Funds are typically sold with some form of "load." Shares of closed-end investment companies, on the other hand, are bought and sold in secondary market transactions at prevailing market prices subject to the brokerage commissions charged by the broker-dealer firms executing such transactions, which are generally less than the amount of the "load."

     NEW YORK STOCK EXCHANGE LISTING AND FEES. The Trust is currently listed on the NYSE. The Board of Trustees and the Adviser believe that the Trust's NYSE listing is valuable. In addition, certain investors, such as pension funds, have internal restrictions on the amount of their portfolio which can be invested in non-listed securities. Conversion to an open-end fund would require immediate de-listing of the Trust from the NYSE and could force the redemption of shares by shareholders subject to such restrictions. However, if open-ended, the Trust would save the annual NYSE fee of approximately $80,000.

     BLUE SKY RESTRICTIONS AND FEES. Because the Trust is currently listed on the NYSE, it is exempt from the securities registration process of most states. As an open-end fund not listed on a stock exchange, the Trust would be required, in order to continuously offer shares to the public, to register its shares under the securities or "blue sky" laws of most of the states and would be subject to certain investment restrictions imposed by the securities laws and regulations of these states. It is not anticipated that such restrictions would cause a fundamental change in the Trust's investment objective or have a material effect upon its investment policies. However, if the Trust were so required to register its shares, the Trust would have to bear the cost of registering in the states, which can be significant. Such fees could range from approximately $55,000 to $93,000 annually, depending on the projected sales of shares of the Trust and the number of classes of shares of the Trust.

     NET ASSET VALUE. The 1940 Act generally requires open-end funds to value their assets on each business day in order to determine the current net asset value on the basis of which their shares may be redeemed by shareholders or purchased by investors. Net asset values of open-end funds are published daily by leading financial publications. Computing net asset value on a daily, rather than weekly, basis would be more expensive for the Trust.

     LEVERAGE. The 1940 Act prohibits open-end funds from issuing "senior securities" representing indebtedness (i.e., bonds, debentures, notes and other similar securities), other than indebtedness to banks where there is an asset coverage of at least 300% for all borrowings, and from issuing preferred stock. Closed-end investment companies, on the other hand, are permitted to issue senior securities representing indebtedness to any lenders where the 300% asset coverage test is met, are not limited to borrowings from banks and may issue preferred stock subject to various limitations. This ability to issue senior securities may give closed-end investment companies more flexibility in "leveraging" their investment portfolio. The Trust has not issued any indebtedness to banks, and has no authorized class of senior securities nor any plan for issuing such securities.

     ANNUAL SHAREHOLDER MEETINGS. The Trust is organized as a Massachusetts business trust under the terms of a Declaration of Trust which does not require annual meetings of shareholders, except when required for certain 1940 Act matters. However, as a closed-end fund with shares listed on the NYSE, the Trust is subject to NYSE rules requiring annual meetings of shareholders. If the Trust does become an open-end fund and is therefore no longer subject to these NYSE rules, annual shareholder meetings would be eliminated except when required for certain 1940 Act votes, saving the Trust the approximate $80,000 annual cost of these meetings.

     SHAREHOLDER SERVICES. Open-end funds typically provide more services to shareholders than closed-end funds and incur correspondingly higher shareholder servicing expenses. One service that is generally offered by a family of open-end funds is enabling shareholders to transfer their investment from one fund to another fund which is part of the same family of open-end funds at little or no cost to the shareholders. The MFS Family of Funds currently consists of approximately 50 separate portfolios, each with its own investment objectives and policies. Shares of the various funds in the MFS Family of Funds are generally eligible to be exchanged, in a taxable transaction, for shares of any other fund in the MFS Family of Funds. As an open-end fund, the ability of shares of the Trust to be exchanged for shares of any other fund in the MFS Family of Funds would depend upon, among other things, the agreement to such arrangement by the Board of Trustees of such other MFS fund. Other services that could be offered include use of the Trust for retirement plans and permitting purchases and sales of shares in convenient amounts pursuant to alternative sales charge arrangements. The costs of these services are normally borne by the open-end fund rather than by individual shareholders and should be weighed against the anticipated benefit of the particular service.

     REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS. As a closed-end fund, the Trust's current Dividend Reinvestment and Cash Purchase Plan (the "Plan") permits shareholders to elect to reinvest their dividends and distributions on a different basis than would be the case if the Trust converted to an open-end fund. Currently, if shares are trading at a discount, the agent for the Plan will, if possible, buy as many shares of the Trust as are available on the NYSE or elsewhere. This permits a reinvesting shareholder to benefit by purchasing additional shares at a discount and this buying activity may tend to lessen any discount. (If before the agent for the Plan completes such purchases the market price exceeds the net asset value, however, the average per share purchase price of the reinvested shares may exceed the net asset value per share.) However, if shares are trading at a premium, reinvesting shareholders are issued shares at the higher of the net asset value or 95% of the market price. As an open-end fund, all dividends and distributions would be reinvested at net asset value.

IMPACT OF CONVERSION ON THE TRUST
     In addition to the relative inherent attributes of closed-end and open-end investment companies described above, certain negative results would necessarily derive from the act of conversion itself. These include:

     PORTFOLIO MANAGEMENT. As discussed under "Differences Between Open-End and Closed-End Investment Companies--Fluctuation of Capital" above, a closed-end investment company operates with a relatively fixed capitalization, while the capitalization of an open-end investment company fluctuates depending upon whether it experiences net sales or net redemptions of its shares. Open-end funds tend to have larger net sales near market highs, and larger net redemptions near market lows. Accordingly, if the Trust converted to an open-end investment company, the Adviser could be required to invest new monies near market highs and to sell portfolio securities at times when it should be investing. Since the Trust is a closed-end fund, however, the Adviser is not required to invest new money or liquidate portfolio holdings at inopportune times, and can manage the Trust's portfolio with a greater emphasis on long-term considerations.

     The Board of Trustees also believes that the closed-end format is better suited to the Trust's investment objective and policies than the open-end format. The Trust's investment objective is to maximize current income by investing approximately one-third of its assets in each of the following sectors: (i) U.S. Government securities; (ii) foreign fixed income securities; and (iii) high yielding corporate fixed income securities. The goal of this investment strategy is to achieve greater stability of net asset value for the Trust as a whole through the allocation of the Trust's assets in each of these three fixed income sectors. The Board of Trustees believes that achievement of this goal is facilitated if the Adviser is able to practice this investment strategy without pressures to invest new monies or liquidate portfolio holdings at times when its investment style would dictate doing oth-erwise. Also, as a fixed income fund, the ability to be more fully invested means that a larger portion of the Trust's portfolio is generating income to be used by the Trust to pay periodic dividends and distributions to its shareholders.

     Currently, the Trust may invest up to 20% of its assets in illiquid securities. If the Trust were converted to an open-end fund, it would not be permitted to have more than 15% of its net assets invested in illiquid securities. As of September 1, 1995, the Trust had less than 15% of its net assets invested in illiquid securities. While this 15% investment limitation may not have an immediate material impact on the operations of the Trust were it to convert to an open-end fund, the Trust could, as a consequence of such conversion, be forced to forego certain investment opportunities that, as a closed-end fund, it currently has available to it.

     POTENTIAL INCREASE IN EXPENSE RATIO. Net redemptions would be likely immediately after the open-ending of the Trust, potentially resulting in a reduction in the size of the Trust, as described under "Differences Between Open-End and Closed-End Investment Companies--Raising Capital; Potential Net Redemptions" above. As a result, the Trust's expense ratio would likely increase because, while many of its expenses would remain the same, the size of the Trust would have decreased. In addition, redemptions would result in increased brokerage expenses.

     RECOGNITION OF CAPITAL GAINS; QUALIFICATION AS A REGULATED INVESTMENT COMPANY. The treatment of capital gains required under U.S. tax law can be disadvantageous to non-redeeming shareholders in the event of the Trust's conversion to an open-end fund and resulting net redemptions. If, in the event of redemptions, the Trust did not otherwise have sufficient cash on hand to satisfy redemption requests, the Trust would either be required to sell portfolio securities to raise cash to satisfy redeeming shareholders or would pay redemptions by delivering portfolio securities to redeeming shareholders, as described under "Measures to be Adopted if the Trust Becomes an Open-End Investment Company--Redemptions in Kind" below. If the Trust sells portfolio securities with a basis less than the sale price obtained, net capital gain would be recognized. (The Trust would not recognize taxable gain or loss if it delivers portfolio securities to redeeming shareholders in order to satisfy such redemption requests.) In order to retain its qualification as a regulated investment company under the Internal Revenue Code and thus be relieved of taxation at the investment company level, the Trust would be required to distribute these net recognized capital gains to its shareholders, including those who do not redeem their shares and remain shareholders of the Trust. This would have two negative consequences. First, non-redeeming shareholders would recognize and be required to pay taxes on a greater amount of capital gain than would otherwise be the case. Second, the Trust may need to sell additional portfolio securities to raise cash to make the capital gain distributions, thereby reducing further the size of the Trust and, possibly, creating the recognition of additional capital gains. Currently, the Trust has sufficient capital loss carryforwards to offset its net unrealized capital gains; however, it is impossible to predict what the amount of unrealized gains or losses would be in the Trust's portfolio at the time of any possible conversion to open-end status.

     CONVERSION COSTS. Conversion would result in the Trust incurring legal, accounting and other expenses of establishing a new structure. Although the Board of Trustees is unable to determine at this time the actual costs that would be involved, it has been advised that the cost of conversion would be at least $100,000. Because the Trust is unable to determine at this time the actual costs that would be involved, it is possible that the conversion expenses would be substantially higher. Were the conversion to be effected during the Trust's current fiscal year, the cost of conversion would not be expected materially to increase the Trust's current expense ratio.

MEASURES TO BE ADOPTED IF THE TRUST BECOMES AN OPEN-END INVESTMENT COMPANY
     If the shareholders of the Trust vote to convert the Trust to an open-end fund, the Board of Trustees would take the following actions:

     REDEMPTION FEE. In order to reduce the number of redemptions of the Trust's shares immediately following conversion (thereby reducing any disruption of the Trust's normal portfolio management), and to offset the brokerage and other costs of such redemptions, for a period of up to nine months following the Trust's conversion to an open-end investment company, the Board of Trustees reserves the right to impose a fee of up to 1.5% of the redemption proceeds payable to the Trust on all redemptions (whether in cash or in kind). This fee would be paid to and retained by the Trust. Such a fee would be similar to fees that have been proposed by other funds considering a conversion from closed-end to open-end status.

     REDEMPTIONS IN KIND. The Board of Trustees has reserved the right to meet redemptions following the Trust's conversion to an open-end investment company by delivering portfolio securities of the Trust to the redeeming shareholder in kind, rather than paying cash. Such redemptions in kind would shift the brokerage cost of liquidating the portfolio securities from the Trust (and its remaining shareholders) to the redeeming shareholder, and, to the extent appreciated securities were delivered, would avoid the recognition of capital gains by the Trust (see "Impact of Conversion on the Trust--Recognition of Capital Gains; Qualification as a Regulated Investment Company" above).

     UNDERWRITING AND DISTRIBUTION. If shareholders vote to convert the Trust to an open-end fund, the Board of Trustees would consider whether to select a principal underwriter of the shares of the Trust, which underwriter could be MFS Fund Distributors, Inc. ("MFD"), an affiliate of the Adviser and the principal underwriter of the MFS Family of Funds. In that event, the shares could be offered and sold directly by MFD and by any other broker-dealers who enter into selling agreements with MFD, although there is no assurance that MFD or any such other broker-dealers would be able to generate sufficient sales of Trust shares to offset redemptions, particularly in the initial months following conversion.

     SUBSEQUENT VOTING REQUIREMENTS; ADDITIONAL STEPS; TIMING. In the event this item to convert the Trust to an open-end investment company is approved, it will be necessary to call another meeting of shareholders at which meeting shareholders would be asked to approve a number of matters either required or desirable to implement the conversion of the Trust to an open-end fund. At such meeting, shareholders would be asked to approve amendments to the Trust's Declaration of Trust to include provisions commonly found in the governing documents of open-end investment companies and amendments to certain of the Trust's fundamental investment restrictions necessitated by certain requirements imposed on open-end investment companies by the 1940 Act. In addition, assuming that the Board of Trustees adopts and recommends to shareholders the adoption of a distribution plan for the Trust, the shareholders would vote to approve such a plan at the meeting, if held.

     In addition to calling such a shareholder meeting in the event this item is approved, additional steps would be required to convert the Trust to an open-end investment company. These steps would include, assuming the Board of Trustees determined that the Trust would sell new shares on a continuous basis as an open-end fund, the filing and effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the continuous offering of the Trust's shares and the negotiation and execution of a new distribution agreement with a principal underwriter, as described above, and a new or amended transfer agency and shareholder services agreement with a transfer agent.

     It is currently expected that such a shareholder meeting would be called to be held as soon as practicable, but no earlier than the beginning of the second quarter of 1996 and that, if such additional matters as would be required for the Trust to operate as an open-end fund were approved, the Trust would convert to an open-end fund as soon as practicable thereafter. If conversion were to occur, it is anticipated that the discount, if any, at which the Trust's shares trade would be reduced in anticipation of the ability to redeem shares at net asset value upon completion of the conversion.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST CONVERSION OF THE TRUST FROM A CLOSED-END INVESTMENT COMPANY TO AN OPEN-END INVESTMENT COMPANY.

REQUIRED VOTE. Approval of this item will require the affirmative vote of a majority of the Trust's outstanding shares (which means the lesser of (i) more than 50% of the outstanding shares of the Trust, or (ii) 67% or more of the outstanding shares of the Trust present at a meeting at which holders of more than 50% of its outstanding shares are represented in person or by proxy).

ITEM 3--RATIFICATION OR REJECTION OF SELECTION OF ACCOUNTANTS
     It is intended that proxies not limited to the contrary will be voted in favor of ratifying the selection, by a majority of Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust, of Ernst & Young LLP under Section 32(a) of the 1940 Act as independent public accountants to certify every financial statement of the Trust required by any law or regulation to be certified by independent public accountants and filed with the SEC and to provide certain other tax-related services (such as tax return preparation and assistance and consultation with respect to the preparation of filings with the SEC) in respect of all or any part of the fiscal year ending November 30, 1995. Ernst & Young LLP has no direct or material indirect interest in the Trust.

     Coopers & Lybrand LLP were the Trust's independent certified public accountants from the Trust's commencement of operations on July 21, 1989 to November 30, 1989 and for the fiscal years ended November 30, 1990, 1991, 1992 and 1993. Beginning with the fiscal year ended November 30, 1994, the Trust has engaged Ernst & Young LLP as its independent public accountants. There have been no disagreements with Coopers & Lybrand LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures in connection with the audits of the Trust by Coopers & Lybrand LLP, and the Trust's financial statements with respect to these audits contain no adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent certified public accountants was recommended by the Trust's Audit Committee and approved by the Trust's Board of Trustees.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

REQUIRED VOTE. Ratification of this matter will require the affirmative vote of a majority of the Trust's outstanding shares voting at the Meeting on this matter in person or by proxy.

INVESTMENT ADVISER
     The Trust engages as its investment adviser MFS, a Delaware corporation, with offices at 500 Boylston Street, Boston, MA 02116. MFS is a wholly owned subsidiary of Sun Life of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02181, which is in turn a wholly owned subsidiary of Sun Life Assurance Company of Canada, 150 King Street West, Toronto, Canada M5H1J9.

MANNER OF VOTING PROXIES
     All proxies received by the management will be voted on all matters presented at the Meeting, and if not limited to the contrary, will be voted FOR the election of Messrs. Gibbons and Robb as Trustees of the Trust (if still available for election), FOR the ratification of the selection of Ernst & Young LLP as independent public accountants and AGAINST the conversion of the Trust from a closed-end fund to an open-end fund.

     All proxies voted, including proxies that reflect (i) broker non-votes (if a broker has voted on any item before the Meeting), (ii) abstentions or (iii) the withholding of authority to vote for a nominee for election as Trustee, will be counted toward establishing a quorum. Passage of any proposal being considered at the Meeting will occur only if a sufficient number of votes are cast FOR the proposal. With respect to the election of Trustees and the ratification of public accountants, neither withholding authority to vote nor abstentions nor broker non-votes have any effect on the outcome of the voting on the matter. With respect to the item to consider the conversion of the Trust from a closed-end fund to an open-end fund, abstentions and broker non-votes have the effect of a vote AGAINST the proposal.

     The Trust knows of no other matters to be brought before the Meeting. If, however, because of any unexpected occurrence, any nominee is not available for election or if any other matter properly comes before the Meeting, it is the Trust's intention that proxies not limited to the contrary will be voted in accordance with the judgment of the persons named in the enclosed form of proxy.

SUBMISSION OF CERTAIN PROPOSALS
     Proposals of shareholders which are intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Trust on or prior to May 11, 1996.

ADDITIONAL INFORMATION
     To obtain the necessary representation at the Meeting, solicitations may be made by mail, telephone or interview by Corporate Investor Communications, Inc. ("CIC") or its agents, as well as by officers of the Trust, employees of the Adviser and securities dealers by whom shares of the Trust have been sold. It is anticipated that the total cost of any such solicitations, if made by CIC or its agents, would be approximately $9,500 plus out-of-pocket expenses, and if made by any other party, would be nominal.

     The expense of solicitations as well as the preparation, printing and mailing of the enclosed form of proxy, and this Notice and Proxy Statement, will be borne by the Trust.

                IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY

September 8, 1995                                       MFS CHARTER INCOME TRUST

APPENDIX A

                           TRUSTEE COMPENSATION TABLE

                                                                        Estimated
                                             Retirement Benefit          Credited        Total Trustee Fees
                         Trustee Fees     Accrued as part of Trust       Years of       from Trust and Fund
       Trustee          from Trust (1)          Expense (1)            Service (2)          Complex (3)
--------------------    --------------   -------------------------     -------------    ---------------------
Richard B. Bailey          $16,666                 $  700                    8                $226,221
Marshall N. Cohan           18,666                    750                    8                 147,274
Dr. Lawrence Cohn           17,166                  3,583                   22                 133,524
Sir J. David Gibbons        16,666                    700                    8                 132,024
Abby M. O'Neill             16,166                    700                    9                 125,924
Walter E. Robb, III         18,666                    750                    8                 147,274
J. Dale Sherratt            18,666                  3,625                   24                 147,274
Ward Smith                  18,666                    750                   12                 147,274

(1) For fiscal year ended November 30, 1994.

(2) Based on normal retirement age of 75.

(3) For calendar year 1994. All Trustees served as Trustees of 36 funds within the MFS fund complex (having aggregate net assets at December 31, 1994, of approximately $9.7 billion) except Mr. Bailey, who served as Trustee of 56 funds within the MFS fund complex (having aggregate net assets at December 31, 1994 of approximately $24.5 billion).

                        ESTIMATED ANNUAL BENEFITS PAYABLE
                        BY THE TRUST UPON RETIREMENT (4)

   Average                  Years of Service
 Trustee Fees      3        5        7      10 or more
-------------     -----    -----    -----   -----------
   $14,500      $2,175   $3,625   $5,075      $ 7,250
    16,000       2,400    4,000    5,600        8,000
    17,500       2,625    4,375    6,125        8,750
    19,000       2,850    4,750    6,650        9,500
    20,500       3,075    5,125    7,175       10,250
    22,000       3,300    5,500    7,700       11,000

(4) Other funds in the MFS fund complex provide similar retirement benefits to the Trustees.

                                MFS((R)) CHARTER
                                  INCOME TRUST
                               500 Boylston Street
                           Boston, Massachusetts 02116
                                 Proxy Statement
                           For the 1995 Annual Meeting
                          of Shareholders to be held on
                                October 26, 1995

                                 MFS((R)) CHARTER
                                  INCOME TRUST
                500 Boylston Street, Boston, Massachusetts 02116